Exhibit 99.2

FORWARD-LOOKING STATEMENTS

This document, including the sections entitled “Recent Developments” and “Risk Factors,” contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the views of our management regarding current expectations and projections about future events and are based on currently available information. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, but not limited to, those discussed in our Annual Report on Form 10-K for the year ended December 31, 2019, Part I, ITEM 1A, “Risk Factors,” as well as those discussed elsewhere in this document. Other unknown or unpredictable factors also could have a material adverse effect on our business, financial condition and results of operations. Accordingly, readers should not place undue reliance on these forward-looking statements. The use of words such as “seek,” “opportunity,” “foreseeable,” “strategy,” “may,” “depends,” “could,” “anticipates,” “estimates,” “expects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements; however, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.

Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others: risks related to the ongoing global coronavirus (COVID-19) pandemic and the significant adverse global impact that it has had on the travel industry and our business; an increasingly competitive global environment; risks related to our dynamic industry; changes in search engine algorithms and dynamics or other traffic-generating arrangements; our business’ dependence on our relationships with travel suppliers and travel distribution partners; declines or disruptions in the travel industry in addition to those related to the COVID-19 pandemic; our reliance on the value of our brands and the increasing costs of maintaining and enhancing our brand awareness; risks related to payments and fraud; our reliance on various business partners and third parties for many systems and services; risks relating to our international operations; risks related to our acquisitions, investments or significant commercial arrangements; our reliance on the performance of highly-skilled personnel and our potential failure to retain or motivate key personnel or hire, retain and motivate qualified personnel; our potential failure to achieve some or all of the expected benefits of our plans to increase our operational efficiencies and our restructuring efforts; regulatory risks related to our alternative accommodations business; our potential failure to comply with current laws, rules and regulations, or potential changes to such laws, rules and regulations, including new laws, rules and regulations due to COVID-19 and related restrictions on travel and businesses generally, and other legal uncertainties; application of existing tax laws, rules or regulations; enactment of legislation implementing changes in taxation of international business activities, adoption of other corporate tax reform policies or changes in tax legislation or policies; unfavorable outcomes in legal proceedings to which we are a party; risks relating to the copying or use of our intellectual property and proprietary information by others, including potential competitors; our reliance on information technology to operate our business and maintain our competitiveness and risks related to our potential failure to invest in and adapt to technological developments or industry trends; system interruption, security breaches and lack of redundancy in our information systems; our failure to comply with governmental regulation and other legal obligations related to our processing, storage and use of personal information, payment card information and other consumer data; compliance with privacy regulations; fluctuations in foreign exchange rates; volatility in our stock price; liquidity constraints or our inability to access the capital markets when necessary or desirable; risks related to our significant indebtedness; various counterparty risks; changes in control of Expedia Group, Inc. (“Expedia Group” or the “Company”); actual or potential management and director conflicts of interest; as well as other risks detailed in our public filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 2019 or current reports on Form 8-K.

Other unknown or unpredictable factors also could have a material adverse effect on our business, financial condition and results of operations. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this document may not in fact occur. Accordingly, you should not place undue reliance on those statements. We are not under any obligation, and do not intend, to publicly or otherwise update, review or revise any forward-looking statement or other statement in this document, whether as a result of new information, future events or otherwise, even if experience or future events make it clear that any expected results express or implied by these forward-looking statements will not be realized. Please carefully review and consider the various disclosures made in this document and in our reports filed with the SEC that attempt to advise interested parties of the risks and factors that may affect our business, prospects and results of operations.

Recent Developments

COVID-19 was initially detected in China in December 2019, and over the subsequent months the virus spread globally. On March 11, 2020, the World Health Organization declared the COVID-19 outbreak a global pandemic. Measures to contain the virus, including travel restrictions and quarantine orders, as well as limited operations for hotel and airline suppliers, have had a significant impact on the travel industry. This has contributed to unprecedented increases in cancellations and a decline in travel demand, which is having a material negative effect on our financial and operating results. It remains difficult to predict the duration of the impact from the virus, and when travel restrictions and quarantine orders will be lifted.

During this pandemic, Expedia Group is working closely with our partners, and putting significant effort into taking care of our customers. For example, the company has modified its cancellation policies. On near-term bookings with non-refundable rates impacted by COVID-19, customers have received refunds where hotels agree to make the booking refundable; otherwise, the customer received credit for a future booking. Recently, the company started to allow customers eligible for a refund the ability to elect cash or credit for bookings impacted by COVID-19. Customers with certain non-refundable rates that are impacted by COVID-19 will continue to receive credit. Expedia Group continues to monitor the situation and adapt cancellation policies.

Due to the high degree of cancellations and customer refunds and lower new bookings in the merchant business model, the company is temporarily experiencing unfavorable working capital trends and material negative cash flow. This is expected to continue until cancellations stabilize and travel demand begins to recover from current levels, at which time we expect merchant bookings and cash flow to increase.

Prior to COVID-19 spreading globally, the company announced plans to implement $300-$500 million in run-rate annual cost savings, and subsequently started to execute on a number of initiatives to deliver the planned savings, including a workforce reduction that started in late February 2020. We remain on track to achieve the expected run-rate annual savings target and will benefit from incremental cash savings related to lower capitalized software development costs as a result of the workforce reduction. We have also identified additional potential opportunities for further cost savings.

In response to COVID-19, Expedia Group has taken several additional actions to further reduce costs to help mitigate the financial impact from COVID-19.

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More than half the company’s expense base is variable, of which the vast majority is direct marketing spend. The company has dramatically reduced performance marketing spend and lowered investments in brand advertising, and expects to further reduce brand marketing spend in the coming months.

•	Other variable costs are highly correlated to revenue and will fluctuate accordingly.

•	Discretionary spending has been significantly reduced.

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Certain capital expenditures have been deferred, including temporarily halting construction on most real estate projects, including the company’s headquarters. The company continues to evaluate opportunities to defer other capital expenditures that are not critical to our operations.

Liquidity

Managing our balance sheet prudently and maintaining appropriate liquidity are high priorities during this disruption. In order to best position the company to navigate our temporary working capital changes and depressed revenue, we took actions to bolster our liquidity. We have not repurchased any shares since our last earnings call on February 13, 2020, and have halted future share repurchases. The company does not expect to make future quarterly dividend payments on our common stock, at least until the current economic and operating environment improves. We are also taking steps designed to optimize our working capital to further preserve capital. In addition, on March 18, 2020, we increased our cash on hand by borrowing $1.9 billion (the “March Revolver Draw”) under our existing revolving credit facility (the “Credit Facility”).

As of March 31, 2020, we had $4.1 billion in cash and cash equivalents and short-term investments and, separately, $813 million in restricted cash. Our restricted cash balance is primarily related to traveler deposits for bookings made through Vrbo. Other current assets also included approximately $350 million in deposits with credit card acquirers as of March 31, 2020, which are used to cover upcoming customer refunds for merchant booking cancellations that have not yet been processed.

The deferred merchant booking balance at March 31, 2020 was $5.9 billion. This balance includes approximately $800 million in deferred loyalty rewards and approximately $1.9 billion in Vrbo merchant bookings, of which over 70% is covered by funds held in restricted cash or that have been prepaid to hosts. Excluding the deferred loyalty rewards and Vrbo merchant bookings, as of March 31, 2020, approximately 35% of deferred merchant bookings were non-refundable and over 35% were refundable bookings for travel more than 90 days in the future. Merchant accounts payable as of March 31, 2020 was approximately $840 million.

Following the quarter ended March 31, 2020, in light of the continuation of the near-term impact to the global travel industry from COVID-19, our deferred merchant booking balance and cash balance have continued to decline due to additional customer refunds for cancellations. As cancellations subside, and customers start to book more travel, we expect to see corresponding increases in our deferred merchant bookings and cash balances.

Based on the cost savings initiatives we previously announced, as discussed above, and additional cost reductions we intend to make in the near-term, we expect our monthly net cash usage will be below $275 million, including pro-forma cash interest expense and capital expenditures. In the event that the current dramatic travel restrictions remain in place around the world and travel demand continues at significantly reduced levels for an extended period of time, we can take additional actions that will further reduce our monthly net cash usage.

Expedia Group is conducting an offering of up to $2 billion aggregate principal amount of Senior Notes due 2025 (the “Notes”) in a private placement (the “Notes Offering”) as part of our overall efforts aimed at strengthening our liquidity position in the current environment. In addition, to further bolster liquidity during the COVID-19 disruption, on April 23, 2020 the Company entered into an Investment Agreement (the “Apollo Investment Agreement”) with AP Fort Holdings, L.P., an affiliate of Apollo Global Management, Inc. (the “Apollo Purchaser”), and an Investment Agreement (the “Silver Lake Investment Agreement” and, together with the Apollo Investment Agreement, the “Investment Agreements”) with SLP Fort Aggregator II, L.P. and SLP V Fort Holdings II, L.P., affiliates of Silver Lake Group, L.L.C. (together, the “Silver Lake Purchaser” and, together with the Apollo Purchaser, the “Purchasers”) to raise approximately $1.2 billion in gross proceeds in a private placement of shares of a newly created series of preferred stock and warrants to purchase our common stock (the “Private Placement”).

In connection with these transactions, the Company has commenced a process to amend its Credit Facility (the “Credit Facility Amendments”) to, among other things, suspend the maximum leverage ratio covenant until the fiscal quarter ending December 31, 2021, increase the maximum permissible leverage ratio (once such covenant is reinstated), eliminate the covenant imposing a minimum permissible ratio of consolidated EBITDA to consolidated cash interest expense and add a covenant regarding minimum liquidity. The Credit Facility Amendments would also result in the obligations under the Credit Facility becoming secured by substantially all of the assets of the Company and its subsidiaries that guarantee the Credit Facility (subject to certain exceptions, including for our new headquarters located in Seattle, WA) up to the maximum amount permitted under the indentures governing the Notes and our existing notes (as defined herein) without securing such notes, and contemplates a potential refinancing of a portion of the loans under the Credit Facility with the proceeds of a new credit facility incurred by one or more of our subsidiaries that would not be obligors with respect to the Credit Facility, the Notes or our existing notes and which would be guaranteed by the Company, its subsidiaries that guarantee the Credit Facility, the Notes and our existing notes and certain of our non-guarantor subsidiaries (the “Additional Credit Facility”). Lenders holding the requisite portion of the obligations under the Credit Facility have indicated their willingness to enter into an amendment on the terms described in a detailed term sheet negotiated by the Company with the administrative agent under the Credit Facility and consistent with the description set forth above. However, there can be no assurances that we will enter into the Credit Facility Amendments on the terms described herein and in such term sheet, or at all. The Credit Facility, as amended by the Credit Facility Amendments, is referred to herein as the “Amended Credit Facility”. The terms of the Amended Credit Facility and of the Additional Credit Facility have not been definitively agreed upon, and therefore their terms may differ materially from those described herein. The effectiveness of the Credit Facility Amendments will be conditioned on the closing of the Notes Offering, and the closing of the Notes Offering is conditioned on the effectiveness of the Credit Facility Amendments.

As the timing and shape of the recovery remain difficult to predict, we continue to evaluate liquidity in a variety of potential recovery scenarios. If Expedia Group decides to raise additional capital, it expects to have a number of options available, which may include the public market, private market, government funding, and real estate. The company is also considering refinancing and liability management options with respect to its 5.95% Senior Notes due 2020 (the “2020 Notes”), of which $750 million is outstanding, including, among other things, whether to conduct an exchange offer for such notes. There can be no assurance that any such financing will be available at all or on attractive terms or that the holders of such notes will elect to participate in any such exchange offer.

Pursuant to the current terms of the Credit Facility, we are subject to certain financial maintenance covenants, including a maximum leverage ratio test and a minimum interest coverage ratio test. We expect that the recent developments relating to the COVID-19 outbreak will cause our Adjusted EBITDA to decline significantly. Unless our Adjusted EBITDA significantly improves from these expectations, we will need to amend the Credit Facility to modify or eliminate these tests. As discussed above, we expect it is probable we will obtain this amendment; however, we will require additional financing to meet the amended financial maintenance covenants. We expect it is probable that the proceeds from the private placement of shares and warrants described above or from a contemplated issuance of senior unsecured notes will enable us to meet the amended financial maintenance covenants. If we do not obtain the amendment and obtain additional financing, the Credit Facility lenders could demand repayment of the loans under the Credit Facility, adversely affecting our liquidity.

Certain Preliminary Results for the First Quarter

Overall, the first quarter started off strong, with Adjusted EBITDA above the Company’s internal estimates across January and February. COVID-19 started to have a limited impact on the business in January, with the virus largely limited to the Asia Pacific region, which represents a smaller portion of Expedia Group’s revenue mix than North America and Europe. As the virus spread across Europe we saw increasing impact in the second half of February.

As COVID-19 spread further through Europe and significantly in the United States during the first half of March 2020, becoming a global pandemic, we experienced a material adverse impact on our business. In the second half of March, new gross bookings, excluding cancellations, declined 85% to 90%, and cancellations exceeded new bookings. Cancellations have been heavily weighted toward near-term bookings impacted by COVID-19, while existing bookings for longer dated travel have remained more stable.

The table below sets forth preliminary estimates with respect to certain aspects of the Company’s performance for the quarter ended March 31, 2020. We have provided ranges, rather than specific amounts, for the preliminary estimates described below because our financial closing procedures for the quarter ended March 31, 2020 are not yet complete. The below preliminary estimates have been prepared by management based on currently available information and upon a number of assumptions in connection with the preparation of our financial statements and completion of the quarter. Final results may differ materially from these preliminary estimates as a result of the completion of the financial closing procedures, final adjustments and other developments arising between now and the time our financial results are finalized. Prospective investors should exercise caution in relying on this information and should not draw any inferences from this information regarding financial or operating data not yet provided or available. Preliminary estimates of results are inherently uncertain and subject to change, and we undertake no obligation to update this information. In addition, these preliminary estimates are not a comprehensive statement of our financial results for the quarter ended March 31, 2020 and should not be viewed as a substitute for full financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Ernst & Young LLP has not audited, reviewed, compiled or performed any procedures with respect to the preliminary estimates. Accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto. See the sections entitled “Risk Factors” and “Forward-Looking Statements.”

Preliminary Results for the Quarter Ended March 31, 2020

Metric (in millions)	Low	High	Low % Y/Y	High % Y/Y
Room Nights	67	71	-17%	-12%
Gross Bookings	$17,057	$18,528	-43%	-38%
Revenue	$2,139	$2,270	-18%	-13%
Adjusted EBITDA	$(85.0)	$(65.0)	Not meaningful	Not meaningful

A reconciliation of preliminary Adjusted EBITDA to preliminary GAAP net income attributable to Expedia Group is not provided because we are unable to reasonably estimate a number of the significant components of such reconciliation at this time. These components include the possible impairment of goodwill, intangible assets and long-term investments, as well as the provision for income taxes, each of which has been impacted by the COVID-19 pandemic.

In addition, Expedia Group incurred approximately $75 million in restructuring and severance charges in the quarter ended March 31, 2020, largely related to actions taken to simplify the business and improve operational efficiency, which includes headcount reductions. See our Current Report on Form 8-K filed on February 25, 2020.

Goodwill, Intangibles and Long-term Investments

We are in the process of evaluating our goodwill, intangibles and long-term investments for possible impairment. We currently believe that our goodwill (which had a carrying value of $8.1 billion as of December 31, 2019), intangible assets and long-term investments may be impaired due to the COVID-19 outbreak, and it is likely that we will record a significant impairment charge when we report our results for the quarter ended March 31, 2020.

Forward-Looking Trends

It remains impossible to predict the duration and impact of COVID-19 and how the recovery will play out for the travel industry generally and our business in particular, due to the extremely uncertain and unprecedented circumstances. While we are seeing early signs of some countries starting to resume activity, we expect our results in April 2020 to deteriorate further from March 2020 since we anticipate a full month of impact from the current global trends. See the sections entitled “Risk Factors” and “Forward-Looking Statements.”

Private Placement

Investment Agreements

On April 23, 2020, Expedia Group entered into the Apollo Investment Agreement and the Silver Lake Investment Agreement. The Company has agreed to issue and sell (1) to the Apollo Purchaser, pursuant to the Apollo Investment Agreement, 600,000 shares of the Company’s newly created Series A Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), for a purchase price of $980 per share, and warrants (the “Warrants”) to purchase 4.2 million shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), for an aggregate purchase price of $588 million and (2) to the Silver Lake Purchaser, pursuant to the Silver Lake Investment Agreement, 600,000 shares of Series A Preferred Stock, for a purchase price of $980 per share, and Warrants to purchase 4.2 million shares of Common Stock, for an aggregate purchase price of $588 million, in each case subject to, among other things, consummation of the Notes Offering and the effectiveness of the Credit Facility Amendments. Upon consummation of the transactions contemplated by the Investment Agreements, the Company will pay certain fees in an aggregate amount of $12,000,000 to affiliates of the Apollo Purchaser and the Silver Lake Purchaser. On the terms and subject to the conditions set forth in the Investment Agreements, from and after the closing, (1) each of the Apollo Purchaser and the Silver Lake Purchaser will be entitled to designate one representative for nomination to the Board of Directors of the Company (the “Board”) and (2) the Apollo Purchaser will be entitled to designate one non-voting observer to the Board, in each case until such time as the applicable Purchaser and its Permitted Transferees (as defined in the Investment Agreements) no longer beneficially own (a) at least 50% of the shares of Series A Preferred Stock purchased by the applicable Purchaser under the Investment Agreement (unless the applicable Purchaser holds less than 50% of the shares of Series A Preferred Stock as a result of redemptions by the Company, in which case the reference to 50% shall be replaced with a reference to 20%) and (b) Warrants and/or Common Stock for which the Warrants were exercised that represent in the aggregate and on an as exercised basis, at least 50% of the shares underlying the Warrants purchased by the applicable Purchaser under the Investment Agreement.

Form of Certificate of Designations

Dividends on each share of Series A Preferred Stock will accrue daily on the Preference Amount (as defined below) at the then-applicable Dividend Rate (as defined below) and will be payable semi-annually in arrears. As used herein, “Dividend Rate” with respect to the Series A Preferred Stock means (a) from the closing until the day immediately preceding the fifth anniversary of the closing, 9.5% per annum, (b) beginning on each of the fifth, sixth and seventh anniversaries of the closing, the then-applicable Dividend Rate shall be increased by 100 basis points on each such yearly anniversary, and (c) beginning on each of the eighth and ninth anniversaries of the closing date, the then-applicable Dividend Rate shall be increased by 150 basis points on each such yearly anniversary. The Dividend Rate is also subject to certain adjustments if the Company incurs indebtedness causing its leverage to exceed certain thresholds. Dividends are payable (a) until the third anniversary of the closing, either in cash or through an accrual of unpaid dividends (“Dividend Accrual”), at the Company’s option, (b) from the third anniversary of the closing until the sixth anniversary of the closing, either in cash or in a combination of cash and Dividend Accrual (with no more than 50% of the total amount of such Dividend being paid through a Dividend Accrual), at the Company’s option and (c) thereafter, in cash.

The Series A Preferred Stock will rank senior to the Common Stock and the Class B common stock, par value $0.0001 per share, of the Company (the “Class B Common Stock”) with respect to dividend rights, redemption rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

At any time on or before the first anniversary of the closing, the Company may redeem all or any portion of the Series A Preferred Stock in cash at a price equal to 105.0% of the sum of the original liquidation preference of $1,000 per share of Series A Preferred Stock plus any Dividend Accruals (the “Preference Amount”) plus accrued and unpaid distributions as of the redemption date. Any time after the first anniversary of the closing, but on or prior to the second anniversary of the closing, the Company may redeem all or any portion of the Series A Preferred Stock in cash at a price equal to 103.0% of the Preference Amount, plus accrued and unpaid distributions as of the redemption date. Any time after the second anniversary of the closing but on or prior to the third anniversary of the closing, the Company may redeem all or any portion of the Series A Preferred Stock in cash at a price equal to 102.0% of the Preference Amount, plus accrued and unpaid distributions as of the redemption date. Any time after the third anniversary of the closing but on or prior to the fourth anniversary of the closing, the Company may redeem all or any portion of the Series A Preferred Stock in cash at a price equal to 101.0% of the Preference Amount, plus accrued and unpaid distributions as of the redemption date. At any time after the fourth anniversary of the closing, the Company may redeem all or any portion of the Series A Preferred Stock in cash at a price equal to the Preference Amount, plus accrued and unpaid distributions as of the redemption date. The Series A Preferred Stock is not convertible into Common Stock or Class B Common Stock. Each holder of Series A Preferred Stock will have one vote per share on any matter on which holders of Series A Preferred are entitled to vote separately as a class (as described below), whether at a meeting or by written consent. The holders of shares of Series A Preferred Stock do not otherwise have any voting rights.

The vote or consent of the holders of at least two-thirds of the shares of Series A Preferred Stock outstanding at such time, voting together as a separate class, is required in order for the Company to (i) amend, alter or repeal any provision of its Amended and Restated Certificate of Incorporation (including the certificates of designations relating to the Series A Preferred Stock) in a manner that would have an adverse effect on the rights, preferences or privileges of the Series A Preferred Stock, as applicable, (ii) issue, any capital stock ranking senior or pari passu to the Series A Preferred Stock, other than certain issuances to a governmental entity in connection with a financing transaction or (iii) liquidation, dissolution or winding up of the Company.

Form of Warrant

Pursuant to the Investment Agreements, the Company has agreed to issue to each of (1) the Silver Lake Purchasers (in the aggregate) and (2) the Apollo Purchaser, Warrants to purchase 4.2 million shares of Common Stock at an exercise price of $72.00 per share, subject to certain customary anti-dilution adjustments provided under the Warrants, including for stock splits, reclassifications, combinations and dividends or distributions made by the Company on the Common Stock. The Warrants are exercisable on a net settlement basis. The Warrants expire ten years after the closing date.

Form of Registration Rights Agreement

Pursuant to the Investment Agreements, the Company and the Purchasers will enter into a Registration Rights Agreement, pursuant to which the Purchasers will be entitled to customary registration rights with respect to the shares of Common Stock for which the Warrants may be exercised and, from and after the fifth anniversary of the closing, the Series A Preferred Stock.

The Investment Agreements (including the forms of Certificate of Designations, Warrants and Registration Rights Agreement) contain other customary covenants and agreements, including certain standstill provisions and customary preemptive rights. The foregoing description of the Investment Agreements, the terms of the Series A Preferred Stock, the form of Certificate of Designations, the form of Warrants and the form of Registration Rights Agreement and the transactions contemplated thereby is not complete and is qualified in its entirety by reference to the full text of the Apollo Investment Agreement and the Silver Lake Investment Agreement (and the forms of the Certificate of Designations, Warrant and Registration Rights Agreement attached thereto) which will be attached to a Current Report of the Company on Form 8-K filed with the SEC.

The issuances of the shares of Series A Preferred Stock and Warrants pursuant to the Investment Agreement are intended to be exempt from registration under the Securities Act, by virtue of the exemption provided by Section 4(a)(2) of the Securities Act.

Credit Facility Amendments

As of April 23, 2020, lenders (the “Consenting Lenders”) holding the requisite portion of obligations under the Credit Facility to effect the Credit Facility Amendments have indicated their willingness to enter into an amendment to the Company’s existing Credit Facility to, among other things, suspend the maximum leverage ratio covenant until the fiscal quarter ending December 31, 2021, increase the maximum permissible leverage ratio (once such covenant is reinstated), eliminate the covenant imposing a minimum permissible ratio of consolidated EBITDA to consolidated cash interest expense and add a covenant regarding minimum liquidity, as well as to make certain other amendments to the affirmative and negative covenants therein. The Credit Facility Amendments would also result in the obligations under the Amended Credit Facility becoming secured by substantially all of the assets of the Company and its subsidiaries that guarantee the Credit Facility (subject to certain exceptions, including for our new headquarters located in Seattle, WA) up to the maximum amount permitted under the indentures governing the

Notes and the Existing Notes as of the Amended Credit Facility Effective Date (as defined below) without securing such notes. Aggregate commitments under the Amended Credit Facility will initially total $2 billion, and will mature on May 31, 2023.

Pursuant to the expected terms of the Amended Credit Facility, the Company has agreed to use reasonable best efforts to enter into (and to cause certain of its subsidiaries, including certain of its subsidiaries that are not guarantors of the Notes or our Existing Notes, to enter into), promptly after the Amended Credit Facility Effective Date, the Additional Credit Facility on specified terms in an aggregate principal amount up to approximately $855 million. Upon the establishment of the Additional Credit Facility, the Company is expected to prepay indebtedness, and reduce commitments, under the Amended Credit Facility, in an amount equal to the aggregate commitments in respect of the Additional Credit Facility.

Loans under the Amended Credit Facility held by Consenting Lenders are expected to bear interest (A) in the case of eurocurrency loans, at rates ranging from (i) prior to December 31, 2021, 2.35% per annum for any day that the aggregate unused commitments and funded exposure under the Amended Credit Facility exceed $1.145 billion to 2.25% per annum otherwise and (ii) on and after December 31, 2021, or prior to such date if the leverage ratio, as of the end of the most recently ended fiscal quarter for which financial statements have been delivered, calculated on an annualized basis using consolidated EBITDA for the two most recently ended fiscal quarters included in such financial statements multiplied by two is not greater than 5.00:1.00, 1.10% to 1.85% per annum for any day that the aggregate unused commitments and funded exposure under the Amended Credit Facility exceed $1.145 billion and, otherwise, ranging from 1.00% to 1.75% per annum in each case, depending on the Company’s credit ratings, and (B) in the case of base rate loans, at rates ranging from (i) prior to December 31, 2021, 1.35% per annum for any day that the aggregate unused commitments and funded exposure under the Amended Credit Facility exceed $1.145 billion to 1.25% per annum otherwise and (ii) on and after December 31, 2021, or prior to such date if the leverage ratio condition referred to above is satisfied, 0.10% to 0.85% per annum for any day that the aggregate unused commitments and funded exposure under the Amended Credit Facility exceed $1.145 billion, and, otherwise, ranging from 0.00% to 0.75% per annum in each case, depending on the Company’s credit ratings.

Loans under the Amended Credit Facility held by lenders other than Consenting Lenders are expected to bear interest at rates ranging from 1.00% to 1.75% per annum, in the case of eurocurrency loans, and ranging from 0.00% to 0.75% per annum, in the case of base rate loans, in each case, depending on the Company’s credit ratings.

The effectiveness of the Credit Facility Amendments will be conditioned on, in addition to customary closing conditions, the closing of the Notes Offering (the date such conditions are satisfied, the “Amended Credit Facility Effective Date”).

The terms of the Amended Credit Facility and of the Additional Credit Facility have not been definitively agreed upon, and therefore their terms may differ materially from those described herein.

RISK FACTORS

The COVID-19 pandemic has had, and is expected to continue to have, a material adverse impact on the travel industry and our business, financial performance and liquidity position.

An outbreak of a novel strain of coronavirus, COVID-19, was identified in Wuhan, China in December 2019 and was subsequently recognized as a pandemic by the World Health Organization on March 11, 2020. The COVID-19 pandemic has severely restricted the level of economic activity around the world, and is having an unprecedented effect on the global travel industry. In response to the pandemic, the governments of many countries, states, cities and other geographic regions have implemented containment measures, such as imposing restrictions on travel and business operations and advising or requiring individuals to limit or forgo their time outside of their homes. Individuals’ ability to travel has been curtailed through border closures, mandated travel restrictions and limited operations of hotels and airlines, and may be further limited through additional voluntary or mandated closures of travel-related businesses. These actions have expanded significantly in the past several weeks and may continue to expand in scope, type and impact.

The measures implemented to contain the COVID-19 pandemic have had, and are expected to continue to have, a significant negative effect on our business, financial condition, results of operations, cash flows and liquidity position. In particular, such measures have led to unprecedented levels of cancellations and limited new travel bookings. Moreover, we have modified our cancellation policies in light of the COVID-19 pandemic. For example, on near-term hotel bookings with non-refundable rates impacted by COVID-19, we have been providing refunds where hotels agree to make the booking refundable; otherwise, we have offered customers credit toward a future booking. We continue to adapt our cancellation policies as the situation evolves. The significant increase in refunds that we have been experiencing has led to materially negative cash flow, which we expect will lead to further declines in our cash balance and overall liquidity position until cancellations stabilize and travel demand begins to recover from current levels. Moreover, any changes in laws or regulations, whether in the United States or other countries, that further impair the ability or desire of individuals to travel, including laws or regulations banning travel, requiring the closure of hotels or other travel-related businesses (such as restaurants) or otherwise restricting travel due to the risk of the spreading of COVID-19, may exacerbate the negative impact of the COVID-19 pandemic on our business, financial condition, results of operations, cash flows and liquidity position.

While we have undertaken certain actions to attempt to mitigate the effects of COVID-19 on our business, the achievement of which may in some cases be constrained by restrictions imposed in connection with certain government programs that we may seek funding under, our cost-savings activities may lead to disruptions in our business, inability to enhance or preserve our brand awareness, reduced employee morale and productivity, increased attrition, and problems retaining existing and recruiting future employees, all of which could have a material adverse impact on our business, financial condition, results of operations and cash flows. See the section entitled “Recent Developments.”

In addition, our business is particularly sensitive to reductions in personal and business-related discretionary spending levels. The COVID-19 pandemic could continue to impede global economic activity, even as restrictions are lifted, leading to decreased per capita income and disposable income, increased and prolonged unemployment or a decline in consumer confidence, all of which could significantly reduce discretionary spending by individuals and businesses on travel. In turn, that could have a negative impact on demand for our services and could lead our partners, or us, to reduce prices or offer incentives to attract travelers. The aforementioned circumstances could result in a material adverse impact on our business, financial condition, results of operations and cash flows.

For the reasons set forth above and other reasons that may come to light as the COVID-19 pandemic and containment measures expand, we cannot reasonably estimate the impact to our future revenues, results of operations, cash flows, liquidity or financial condition, but such impacts have been and will continue to be significant and could continue to have a material adverse effect on our business, financial condition, results of operations, cash flows and liquidity position for the foreseeable future. See the section entitled “Recent Developments.”

As a result of the COVID-19 pandemic, we expect to experience impairments of goodwill, long-term investments and long-lived assets, and increasing provisions for doubtful accounts and for cash advances to our travel partners.

As a result of the continued deterioration of our business due to the COVID-19 pandemic, the value of our goodwill (which had a carrying value of $8.1 billion as of December 31, 2019), intangibles and long-term investments may have declined and may continue to decline. As such, we believe it is likely we will record a significant impairment charge when we report our results for the quarter ended March 31, 2020, and may continue to record impairment charges in the future due to the long-term economic impact and near-term financial impacts of the COVID-19 pandemic. In addition, given the financial difficulties faced by many of our travel partners, which include hotel companies, property owners and managers, large and small commercial airlines, car rental companies, cruise lines and destination service providers, our provisions for doubtful accounts and for cash advances may increase materially.

We may not be able to generate sufficient cash to service all of our indebtedness. We may be forced to take other actions to satisfy our obligations under our indebtedness or we may experience a financial failure.

Our ability to make scheduled payments on or to refinance our debt obligations, including the Notes and our obligations under our Amended Credit Facility, will depend on our financial and operating performance, which has been significantly impacted by the ongoing COVID-19 pandemic and is subject to other prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will achieve and maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the Notes and our Amended Credit Facility, especially in light of the fact that, as a result of the COVID-19 pandemic and the measures implemented to contain it, we are currently experiencing significant declines in new travel bookings and higher refund obligations to customers, resulting in negative cash flow, and expect this trend to continue until cancellations stabilize and travel demand begins to recover from current levels. In particular, we have $750 million aggregate principal amount of the 2020 Notes that mature on August 15, 2020. We are considering refinancing and liability management options with respect to the 2020 Notes, including, among other things, whether to conduct an exchange offer for the 2020 Notes in order to extend the maturity of such notes by at least one year. Pursuant to the expected terms of the Amended Credit Facility, the Company has also agreed to use reasonable best efforts to enter into (and to cause certain of its subsidiaries, including certain of its subsidiaries that are not guarantors of the Notes or our existing notes, to enter into) the Additional Credit Facility on specified terms, the net proceeds of which are expected to be used to repay a portion of the Amended Credit Facility. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our indebtedness, including the Notes and our Amended Credit Facility. We cannot assure you that we would be able to take any of these actions, that these actions would be successful and permit us to meet our scheduled debt service obligations or that these actions would be permitted under the terms of our existing or future debt agreements. In the absence of sufficient operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions or obtain sufficient proceeds from those dispositions to meet our debt service and other obligations then due.

We may incur additional indebtedness.

We may incur substantial additional indebtedness in the future. Pursuant to the expected terms of the Amended Credit Facility, the Company and its subsidiaries that are borrowers or guarantors of the Amended Credit Facility will grant liens on substantially all of their assets, subject to certain exceptions and limitations, to secure all or a portion of the obligations under the Amended Credit Facility, which secured obligations are accordingly effectively senior in priority to the Notes and our existing notes to the extent of the value of such collateral. We also are permitted to incur additional secured indebtedness subject to specified limitations, which indebtedness would be effectively senior in priority to the Notes and our existing notes. In connection with the Amended Credit Facility, the Company also expects to agree to use reasonable best efforts to enter into (and to cause certain of its subsidiaries, including certain of its subsidiaries that are not guarantors of the Notes or our existing notes, to enter into) the Additional Credit Facility on specified terms, the net proceeds of which are expected to be used to repay a portion of the Amended Credit Facility. The Additional Credit Facility, if

consummated, is expected to be an obligation of certain of our subsidiaries that do not guarantee the Notes or our existing notes and, accordingly, such obligations would be structurally senior to the Notes and our existing notes to the extent of the assets of the applicable subsidiaries. We are currently evaluating available debt and equity financing options (including an exchange offer with respect to the 2020 Notes) and may raise additional debt and/or equity capital in the short term if available on terms we find acceptable. Moreover, if conditions related to the COVID-19 pandemic persist or worsen, we may be required to raise additional debt and/or financing in the short term to further bolster our liquidity, and we may need to incur additional debt financing in the future in order to maintain adequate liquidity for our business. There can be no assurance that such financing will be available on attractive terms or at all. Furthermore, the Certificates of Designations that will govern the terms of the preferred stock to be issued to the Purchasers pursuant to the investment agreements will contain certain restrictions on our ability to issue shares of capital stock that rank senior or pari passu to our Series A Preferred Stock, par value $0.001 per share (“Series A Preferred Stock”), without the approval of the holders of at least two-thirds of the Series A Preferred Stock, voting together as a separate class. Such restrictions could prevent us from obtaining additional equity financing, even if the terms of such financing are favorable, and therefore could limit our ability to strengthen our financial position and/or liquidity position. Any debt financing we may seek may include secured indebtedness.

We have significant indebtedness, including secured indebtedness, which could adversely affect our business and financial condition and prevent us from fulfilling our obligations under our outstanding indebtedness and the Notes.

As of December 31, 2019, after giving effect to (1) the Notes Offering, (2) incurrence of the March Revolver Draw, and (3) entry into the Amended Credit Facility, our total consolidated indebtedness would have been $8.838 billion, of which $1.145 billion would have been secured indebtedness under the Amended Credit Facility. Indebtedness under the Additional Credit Facility, if entered into, is expected to refinance a portion of the Amended Credit Facility and will be structurally senior to the Notes and the guarantees. Our indebtedness could have important consequences for holders of the Notes and our existing notes. For example, it could:

•	make it difficult for us to satisfy our obligations with respect to the Notes and our existing notes;

•	increase our vulnerability to the ongoing COVID-19 pandemic and other general adverse economic and industry conditions;

•

require us to dedicate a portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of cash flow to fund working capital, capital expenditures, acquisitions and investments and other general corporate purposes;

•	make it difficult for us to optimally capitalize and manage the cash flow for our businesses;

•	limit our flexibility in planning for, or reacting to, changes in our businesses and the markets in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds or to borrow funds at rates or on other terms we find acceptable.

If new debt is added to current debt levels, the risks described above could intensify. Furthermore, if future debt financing (including through participation in an exchange offer for our 2020 Notes) is not available to us when required or is not available on acceptable terms, we may be unable to maintain sufficient liquidity, grow our business, take advantage of business opportunities, respond to competitive pressures or refinance maturing debt, any of which could have a material adverse effect on our business, financial condition and results of operations. See the section entitled “Recent Developments.”

The agreements governing our indebtedness contain various covenants that limit our discretion in the operation of our business and also require us to meet financial maintenance tests and other covenants. The failure to comply with such tests and covenants could have a material adverse effect on us.

The agreements governing our indebtedness contain and future debt instruments may contain various covenants, including those that restrict our ability to, among other things:

•	borrow money, and guarantee or provide other support for indebtedness of third parties, including guarantees;

•	incur certain liens;

•	enter into transactions with affiliates;

•	pay dividends on, redeem or repurchase our capital stock;

•	enter into certain asset sale transactions, including partial or full spin-off transactions;

•	make investments;

•	enter into secured financing arrangements;

•	enter into sale and leaseback transactions;

•	consolidate or merge with or into another person; and

•	enter into unrelated businesses.

These covenants may limit our ability to effectively operate our businesses. The Amended Credit Facility is expected to suspend the maximum leverage ratio covenant until the fiscal quarter ending December 31, 2021, increase the maximum permissible leverage ratio (once such covenant is reinstated) to 5.00 to 1.00 (stepping down to 4.00 to 1.00 by the fiscal quarter ending March 31, 2023), eliminate the covenant imposing a minimum permissible ratio of consolidated EBITDA to consolidated cash interest expense and add a covenant requiring the Company to maintain a minimum liquidity balance of $300 million until compliance with the reinstated leverage ratio is established for the fiscal quarter ending December 31, 2021. The Amended Credit Facility has not been entered into and therefore its terms may differ materially from those described herein. Were it to apply today, we would currently be in compliance with the contemplated minimum liquidity covenant. Any failure to comply with the restrictions of the Credit Facility or, once entered into, the Amended Credit Facility and/or the Additional Credit Facility, or any agreement governing our other indebtedness may result in an event of default under those agreements. Such default may allow the creditors to accelerate the related debt, which acceleration may trigger cross-acceleration or cross-default provisions in other debt. In addition, lenders may be able to terminate any commitments they had made to supply us with further funds (including periodic rollovers of existing borrowings).

A lowering or withdrawal of the ratings assigned to our debt by rating agencies may increase the Company’s future borrowing costs and reduce its access to capital and adversely affect the market value or liquidity of the Notes.

Our debt currently has an investment grade rating from Standard & Poor’s Rating Services, Moody’s Investor Services, Inc. and Fitch Inc., but certain of such ratings have recently been downgraded or given a negative outlook due to the impact of the ongoing COVID-19 pandemic. Any rating assigned could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the Notes and our existing notes. Any future lowering of our ratings would likely make it more difficult or expensive for the Company to obtain additional financing. Such a lowering may result in an increase in the initial interest rate of the Notes. Such increase may not be sufficient to compensate for the loss in the market value of the Notes.